Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hudson Technologies, Inc.

Woodcliff Lake, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 24, 2022, relating to the consolidated financial statements and the effectiveness of Hudson Technologies, Inc. and subsidiaries’ internal control over financial reporting, of Hudson Technologies, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Stamford, CT

January 13, 2023